EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 1, 2017 with respect to the statements of condition including the related portfolios of Dividend Sustainability Portfolio 2017-1; International Dividend Sustainability Portfolio 2017-1; European Dividend Sustainability Portfolio 2017-1 and Global Dividend Sustainability Portfolio 2017-1 (included in Invesco Unit Trusts, Series 1734) as of February 1, 2017 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-215337) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".


                                                          /s/ GRANT THORNTON LLP


New York, New York
February 1, 2017